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EXHIBIT 10.5

                             TAX SHARING AGREEMENT

                                    BETWEEN

                             RALCORP HOLDINGS, INC.

                                      AND

                           NEW RALCORP HOLDINGS, INC.

THIS AGREEMENT (the "Agreement") dated as of January 31, 1997, is made by and between Ralcorp Holdings, Inc. ("Ralcorp"), a Missouri corporation, and New Ralcorp Holdings, Inc., a Missouri Corporation ("New Ralcorp"), and each of the parties listed on the signature page.

WHEREAS, Ralcorp is the common parent of an affiliated group of domestic corporations, including New Ralcorp (the successor to Ralston Foods, Inc.), for which a consolidated Federal Income Tax Return is filed;

WHEREAS, Ralcorp proposes to distribute to its shareholders all of its stock in New Ralcorp (the "Distribution") under the Reorganization Agreement among Ralcorp, New Ralcorp, Branded Subsidiary and Acquiror dated January 31, 1997, subject to receipt of a favorable ruling from the Internal Revenue Service or an opinion of counsel that the Distribution qualifies for tax-free treatment under section 355 of the Code;

WHEREAS, following the Distribution, New Ralcorp will become the common parent of an affiliated group of domestic corporations for which a consolidated Federal Income Tax Return will be filed;

WHEREAS, New Ralcorp and its Affiliates will exist independent of Ralcorp and its Affiliates after the Distribution Date; and

WHEREAS, the parties desire to set forth their agreement relating to their respective obligations, responsibilities, rights and entitlements with respect to their Federal, state and local Tax liabilities, as well as certain other Tax matters, attributable to periods before and after the Distribution;

NOW, THEREFORE, in consideration of the premises and of the agreements herein set forth, Ralcorp (on its own behalf and on behalf of its Affiliates) and New Ralcorp (on its own behalf and on behalf of its Affiliates) hereby agree as follows:
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ARTICLE I.  GENERAL PROVISIONS

SEC. 1  DEFINITIONS

         (a)     As used in this Agreement:

                 "Affiliate" shall have the meaning assigned to it in the Reorganization Agreement.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Consolidated State Tax" means, with respect to each state, any Income Tax payable to any such state in which New Ralcorp or any of its Affiliates is or may be liable for such Tax on a consolidated, combined or unitary basis with Ralcorp or any of its Affiliates.

                 "Distribution Date" means the date that the shares of New Ralcorp are distributed to the Ralcorp shareholders.

                 "Federal Tax" means any United States net income, environmental, excise, alternative or add-on minimum Tax.

                 "Income Taxes" means any Federal Tax, state or local income or franchise tax or other tax measured by income and all other taxes reported on returns which include federal, state or local income or franchise taxes or other taxes measured by income, together with any interest, penalties or additions to tax imposed with respect thereto, but excluding therefrom any taxes imposed by any foreign government or subdivision thereof.

                 "Income Tax Return" means any federal, state or local consolidated or separate Tax Return which reports Income Taxes of Ralcorp, New Ralcorp or any Affiliate thereof.

                 "Other Taxes" means Taxes other than Income Taxes.

                 "Post-Distribution Tax Period" means a taxable year or other taxable period beginning after the Distribution Date, including the portion of any Straddle Period occurring subsequent to the Distribution Date.

                 "Pre-Distribution Tax Period" means any taxable year or other taxable period beginning before, and ending on or before, the Distribution Date, including the portion of any Straddle Period occurring prior to the Distribution Date.

                 "Ralcorp Consolidated Group" means, with respect to any taxable period, the corporations which are members of the affiliated group of corporations of which Ralcorp is the common parent (within the meaning of section 1504 of the Code).


                 "Straddle Period" means any taxable period that includes (but does not end on) the Distribution Date.





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                 "Tax" means (A) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such domestic or foreign tax (a "Taxing Authority"); and (B) any liability of Ralcorp, New Ralcorp or any Affiliate (or, in each case, any successor in interest thereto by merger or otherwise), as the case may be, for
(x) the payment of any amounts of the type described in clause (A) for any taxable period resulting from the application of Treasury Regulation section 1.1502-6 or, in the case of any Consolidated State Tax, any similar provision applicable under State law or (y) for any amount of the type described in (A) under any Tax sharing, Tax indemnity or other such agreement.

                 "Tax Return" means all reports, estimates, extensions, information statements and returns relating to or required by law to be filed by either Ralcorp and its Affiliates or New Ralcorp and its Affiliates in connection with any Taxes and in the case of consolidated or combined tax returns, by Ralcorp on behalf of New Ralcorp and its Affiliates, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and employee benefit plans of either Ralcorp and its Affiliates or New Ralcorp and its Affiliates.

                 (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Reorganization Agreement, Code or applicable Treasury Regulations thereunder, as the case may be.

SEC. 2.  RESPONSIBILITIES

Except as otherwise provided herein, New Ralcorp is and will be liable for all Taxes of (1) New Ralcorp or any New Ralcorp Affiliate for any Pre- or Post-Distribution Tax Period and (2) Ralcorp or any Ralcorp Affiliate for any Pre-Distribution Tax Period, including any such liabilities resulting from an audit or other adjustment to previously filed Tax Returns. Ralcorp will be liable for all Taxes of Ralcorp or any Ralcorp Affiliate attributable to any Post-Distribution Tax Period.

In the case of any Straddle Period, Taxes shall be allocated to the Pre-Distribution Tax Period and the Post-Distribution Tax Period in accordance with the following principles:

         (a) periodic Taxes that are not based on income or receipts (e.g., property Taxes) for the relevant portion of any Straddle Period shall be computed based upon the ratio of the number of days in the Pre-Distribution Date Tax Period or Post-Distribution Date Tax Period, as the case may be, and the number of days in the entire Tax period; and

         (b) Taxes for the Pre-Distribution Date Tax Period or Post-Distribution Date Tax Period, as the case may be (other than Taxes described in clause (a)) shall be





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                 computed as if such taxable period ended as of the close of business on the Distribution Date, and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other "flowthrough" entity (other than its Subsidiaries), as if a taxable period of such partnership or the "flowthrough" entity ended as of the close of business on the Distribution Date.

SEC. 3.  TAX ADJUSTMENTS

New Ralcorp and Ralcorp recognize that since the Distribution Date will occur on some date during the fiscal year ending September 30, 1997, and certain Tax Returns will cover a period which includes the Distribution Date, there will be certain income and expense items of New Ralcorp and its Affiliates and Ralcorp and its Affiliates which may require adjustments to be made for Tax accounting and Tax Return preparation between the portion of the fiscal year beginning October 1, 1996, and ending with the Distribution Date and the portion of the fiscal year beginning the day after the Distribution Date and ending September 30, 1997. These required Tax adjustments may impact the amount of Taxes due on certain returns and the applicable payment dates to various government authorities for any type of Tax covered by this Agreement. Recognizing the extended return preparation periods, and the time needed to determine such final tax adjustments between New Ralcorp and Ralcorp, the parties agree that such tax adjustments shall be made and given effect separate and apart from other adjustments under the Reorganization Agreement as provided therein. Notice and documentation of such adjustments shall be provided the other party within 30 days of determination. Any required payment resulting from such tax adjustments from one party to the other shall be made within thirty (30) days of the receipt of written request therefor.

SEC. 4.  MUTUAL COOPERATION

New Ralcorp and Ralcorp will, and will cause each of their respective Affiliates to, cooperate with each other in filing any tax return or consent contemplated by this Agreement and to take such action as the other party may reasonably request, including but not limited to the following:

(a) provide data for the preparation of Tax Returns, including schedules, and make elections that may be required by the other party;

(b) provide required documents and data and cooperate in audits or investigations of Tax Returns and execute appropriate powers of attorney in favor of the other party and/or its agents;

(c) file protests or otherwise contest proposed or asserted tax deficiencies, including filing petitions for redetermination or prosecuting actions for refund in court and pursuing the appeal of such actions;

(d)      take any of the actions of the type described in Treasury Regulation section 1.1502-77(a) (describing the scope of the agency of the common parent of a group of affiliated corporations); and





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(e)      file requests for the extension of time within which to file Tax
         Returns.

ARTICLE II.  FEDERAL INCOME TAXES

SEC. 1.  FEDERAL RETURNS

(a) New Ralcorp will join, and will cause each eligible New Ralcorp Affiliate to join, in the consolidated Federal Tax Income Tax Return to be filed by Ralcorp for all Pre-Distribution Tax Periods. Ralcorp will not elect to file separate Federal Tax Income Tax Returns for any such periods;

(b) New Ralcorp hereby designates, and New Ralcorp agrees to cause each of the New Ralcorp Affiliates to designate, Ralcorp irrevocably as its agent for the purpose of taking any and all action necessary or incidental to the filing of consolidated Federal Tax Income Tax Returns, including the filing of Internal Revenue Service Form 1122 (consent to be included in the consolidated Federal Tax Return), and New Ralcorp agrees to deliver, and to cause each of the New Ralcorp Affiliates to deliver, to Ralcorp executed copies of said Form 1122, if required. New Ralcorp further agrees to furnish, and to cause each of the New Ralcorp Affiliates to furnish, Ralcorp with any and all information requested by Ralcorp in order to carry out the provisions of this Agreement without any charge to Ralcorp. Ralcorp agrees to furnish to New Ralcorp any and all information requested by New Ralcorp in order to carry out the provisions of this Agreement without any charge to New Ralcorp.

(c) New Ralcorp shall prepare, at its expense, and Ralcorp shall review, all Federal Tax Income Tax Returns of the Ralcorp Consolidated Group in respect of any Pre-Distribution Period.

(d) Ralcorp, as the common parent of the Ralcorp Consolidated Group, shall be responsible for filing all Federal Tax Income Tax Returns required to be filed by or on behalf of Ralcorp or a Ralcorp Affiliate in respect of any Post-Distribution Tax Period.

SEC. 2.  FEDERAL TAX LIABILITIES

(a) Except as otherwise provided in this Agreement, New Ralcorp and each New Ralcorp Affiliate shall be liable for, and shall indemnify and hold Ralcorp and each Ralcorp Affiliate harmless against, any and all Indemnifiable Losses with respect to Federal Taxes attributable to the Ralcorp Consolidated Group or any other consolidated group of which New Ralcorp, Ralcorp or any of their respective Affiliates are or were members in respect of any Pre-Distribution Tax Period and New Ralcorp shall be entitled to all refunds of any such Federal Taxes in respect of such Pre-Distribution Tax Period.

(b) Except as otherwise provided in this Agreement, Ralcorp and each Ralcorp Affiliate shall be liable for, and shall indemnify and hold New Ralcorp and each New Ralcorp Affiliate harmless against, any and all Indemnifiable Losses with respect to Federal Taxes, in respect of any Post-Distribution Tax Period, attributable to the Ralcorp Consolidated





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         Group or any other consolidated group of which Ralcorp or any of its
         Affiliates are or will be members.

(c) If, as a result of operations in a Post-Distribution Tax Period, New Ralcorp or any of its Affiliates shall have, for Federal Tax purposes, any losses or credits which may be carried back to a Pre-Distribution Tax Period, New Ralcorp shall be entitled to any Tax refunds, as a result of such carrybacks and any Tax refunds (plus interest) received by Ralcorp or its Affiliates as a result of such carrybacks shall be remitted to New Ralcorp. Ralcorp agrees to cooperate with New Ralcorp to obtain such Tax refunds and New Ralcorp agrees to reimburse Ralcorp for its reasonable expenses related thereto. In the event any such refund is disallowed to any extent, such refund (including interest and penalties) shall be remitted to Ralcorp.

(d) If there are timing differences reflected in the Federal Tax Income Tax Return of the Ralcorp Consolidated Group as filed for either the taxable year ended September 30, 1996 or the taxable period ending on the Distribution Date but that are not included in the deferred income tax balance on the Closing Date Balance Sheet, and such timing differences reverse in a Ralcorp or Affiliate Income Tax Returns in a Post-Distribution Tax Period, then notice and documentation of such adjustments shall be provided the other party within thirty (30) days of determination, and

         (i) If such timing difference reversal results in an actual increase of Federal Tax liability of Ralcorp for such subsequent periods, New Ralcorp shall pay Ralcorp the amount of such liability when due or within thirty (30) days of the receipt of written request therefore, whichever is later; or

         (ii) If such timing difference reversal results in an actual diminution of Federal Tax liability of Ralcorp for such subsequent periods, Ralcorp shall pay New Ralcorp the amount of such actual savings within thirty (30) days of written notice as provided herein.

(e) Anything in this Agreement to the contrary notwithstanding New Ralcorp and each New Ralcorp Affiliate shall be liable for and shall indemnify and hold Ralcorp and each Ralcorp Affiliate harmless against any and all Indemnifiable Losses (as defined in the Reorganization Agreement) with respect to Taxes directly arising out of or directly resulting from any transactions set forth in the Reorganization Agreement, the other Ancillary Agreements or the Merger Agreement unless such Tax liability arises as a result of a breach of Ralcorp of its obligations under Section 10.2 of the Reorganization Agreement.

SEC. 3.  FEDERAL TAX ADJUSTMENTS

(a) New Ralcorp's liability under Section 2 hereto for all Taxes for any Pre-Distribution Tax Period shall be adjusted consistent with any adjustments made by the Internal Revenue Service to the taxable income, loss or tax credits of Ralcorp and its subsidiary. For





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         purposes of this Agreement, the term "tax credits" shall include, but shall not be limited to, any business tax credit available under the Code.

(b) If the Internal Revenue Service shall make an adjustment to the Consolidated Return of the Ralcorp Consolidated Group for any Pre-Distribution Tax Period, and such adjustment, consistently applied would require Ralcorp or a Ralcorp Affiliate to make a corresponding adjustment to their Federal Tax Income Tax Returns for any Post-Distribution Period, then

         (i) if such corresponding adjustment in the Federal Tax Income Tax Returns of Ralcorp or any of its Affiliates results in an increase of Federal Tax liability for such Post-Distribution Tax Period, New Ralcorp shall pay Ralcorp the amount of such liability, when due, including any applicable interest, penalties or additions to tax. Any payment by New Ralcorp to Ralcorp of a refund or additional tax credit shall be made within ninety (90) days after such adjustment; or

         (ii) if such corresponding adjustment in the Federal Tax Income Tax Returns of Ralcorp or any of its Affiliates would result in an actual diminution of Federal Tax liability for such Post-Distribution Period, whether or not an actual amended return is filed, Ralcorp shall pay New Ralcorp the amount of such actual savings plus interest either (a) when such refund and related interest are received and required to be remitted within the period provided in this Agreement, or (b) within ninety (90) days of written notice by New Ralcorp to Ralcorp that corresponding adjustments should be made, if an amended return is not filed.

(c) Any interest payment shall be calculated from the same date and at the rate used by the Internal Revenue Service in computing the interest payable by it or to it. Unless otherwise provided, all payments required to be made under this Agreement from one party to another shall be made promptly after the event which gives rise to the requirement for payment occurs.





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SEC. 4.  CONTEST OF FEDERAL ADJUSTMENTS

Any Federal Tax deficiencies or refund claims which arise with respect to the consolidated Federal Tax liability of the New Ralcorp Consolidated Group and which are attributable to any Pre-Distribution Period shall, be defended or prosecuted by New Ralcorp at its own cost and expense and with counsel and accountants of its own selection; provided, however, Ralcorp may participate in any such proceeding at its own cost and expense (in either event such cost or expense not to include the amount of any payment of any tax claim, interest or penalties, or of any compromise settlement or other disposition thereof). New Ralcorp shall have control of any such proceedings, but New Ralcorp shall not compromise or settle any deficiency of Federal Tax which may reasonably be expected to affect Ralcorp or any Ralcorp Affiliate without the prior written consent of Ralcorp, which consent shall not be unreasonably withheld. New Ralcorp and Ralcorp and their respective Affiliates also agree to execute and file such Treasury Department waivers, consents, or other forms, Tax Court or other petitions, refund claims, complaints, powers of attorney and other documents needed from time to time in order to defend, prosecute or resolve the Federal Tax deficiencies or refund claims which are the subject of this Article II, Section 4. Ralcorp shall have a reasonable opportunity to review and comment upon any documents to be submitted to a court or governmental agency.

ARTICLE III.  STATE AND LOCAL INCOME TAXES

SEC. 1.  STATE AND LOCAL RETURNS

(a) Ralcorp and the Ralcorp Affiliates have filed separately, or have been included in combined or consolidated Income Tax Returns, with New Ralcorp and various New Ralcorp Affiliates in the various states of the United States and in certain other local jurisdictions in which they carry on their trade or businesses.

(b) Ralcorp will file, and New Ralcorp and the New Ralcorp Affiliates consent to the filing of, all combined or consolidated state and local Income Tax Returns which include the businesses of New Ralcorp and the New Ralcorp Affiliates for any Pre-Distribution Tax Period. Such combined or consolidated state and local Income Tax Returns shall be prepared by New Ralcorp, unless such Income Tax Returns are for a Straddle Period, in which case Ralcorp shall prepare the Income Tax Returns subject to the review and approval of New Ralcorp.

(c) Ralcorp will be responsible for filing combined or consolidated state or local Income Tax Returns for Ralcorp and the Ralcorp Affiliates in any state or local jurisdiction in which such a return is required for any Post-Distribution Tax Period.

(d) New Ralcorp and its Affiliates will be responsible for filing the separate state or local Income Tax Returns for New Ralcorp and each New Ralcorp Affiliate in each state or local jurisdiction in which such a return is required for any Pre- or Post-Distribution Tax Period.

SEC. 2.  STATE AND LOCAL TAX LIABILITY





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(a)      Except as otherwise provided herein, New Ralcorp shall be responsible for paying any amount of state and local Income Tax attributable to Ralcorp or its Affiliates for any Pre-Distribution Tax Period and to New Ralcorp or its Affiliates for any Pre-Distribution Tax Period or Post-Distribution Tax Period. Ralcorp or the Ralcorp Affiliates shall be responsible for paying any state or local Income Tax attributable to Ralcorp or a Ralcorp Affiliate in respect of any Post-Distribution Tax Period.

(b) If there are timing differences reflected in the state and local Income Tax Returns of the Ralcorp Consolidated Group as filed for a Pre-Distribution Tax Period but which are not included in the deferred income tax balance on the Closing Date Balance Sheet, and such timing differences should reverse in Ralcorp Consolidated Group state and local Income Tax Returns in a Post-Distribution Tax Period, then notice and documentation of such adjustments shall be provided the other party within thirty (30) days of determination, and

         (i) If such timing difference reversal results in an actual increase of state and local Income Tax liability of Ralcorp for such subsequent periods, New Ralcorp shall pay Ralcorp the amount of such liability when due or within thirty (30) days of the receipt of written request therefore, whichever is later; or

         (ii) If such timing difference reversal results in an actual diminution of state and local Income Tax liability of Ralcorp for such subsequent periods, Ralcorp shall pay New Ralcorp the amount of such actual savings within thirty (30) days of written notice as provided herein.

SEC. 3.  STATE TAX ADJUSTMENTS

If a state or local Taxing Authority makes an adjustment for an item reported on a state or local Income Tax Return of Ralcorp or a Ralcorp Affiliate attributable to a Pre-Distribution Tax Period (including adjustments to tax basis determination or tax accounting methods with respect to its property and accounts included in and carried forward from the Distribution Date), any resulting increase or decrease in the Tax liability of Ralcorp and/or a Ralcorp Affiliate shall be accounted for between New Ralcorp and Ralcorp in accordance with the principles and provisions of Article II, Section 3(b) of this Agreement.

SEC. 4.  STATE TAX REFUNDS

(a) If a state or local Income Tax adjustment for an item reported on a state or local Income Tax Return results in a refund in a Pre-Distribution Tax Period, that refund will be for the account of New Ralcorp in accordance with the principles and provisions of this Agreement on payments under Article III, Sections 2 and 3.

(b) If, as a result of operations during periods commencing after the Distribution Date, New Ralcorp or a New Ralcorp Affiliate shall have, for state or local Income Tax purposes, any losses or credits which may be carried back to a Pre-Distribution Tax Period, New





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         Ralcorp shall be entitled to any Tax refunds resulting from such carrybacks and any Tax refunds (plus interest) received by Ralcorp or a Ralcorp Affiliate resulting from such carrybacks shall be remitted to New Ralcorp. Ralcorp agrees to cooperate with New Ralcorp to obtain such refunds and New Ralcorp agrees to reimburse Ralcorp for expenses related thereto. In the event any such refund is disallowed, to any extent, such refund (including interest and penalties) shall be remitted to Ralcorp.

ARTICLE IV.  OTHER TAXES

SEC. 1.  OTHER TAXES

New Ralcorp shall be liable for all Other Taxes and Tax Returns (other than those relating to federal, state and local Income Taxes, the treatment of which has been set forth above) and for all foreign taxes attributable to Ralcorp or a Ralcorp Affiliate or New Ralcorp or a New Ralcorp Affiliate in respect of any Pre-Distribution Tax Period. Ralcorp shall be liable for all such Other Taxes attributable to Ralcorp or a Ralcorp Affiliate in respect of any Post-Distribution Tax Period.

SEC. 2.  TRANSFER TAXES

New Ralcorp shall pay any and all sales, use, real property, real property gains, transfer, mortgage recording or stock transfer or stamp taxes or similar charges directly resulting from the Distribution, the Internal Spinoff, or the transactions set forth in the Reorganization Agreement or any other Ancillary Agreement imposed by any federal, state or local authorities.

ARTICLE V.  STATE AND LOCAL CONTESTS OF ADJUSTMENTS

SEC. 1.  CONTESTS OF ADJUSTMENTS

Any state or local Income Tax or Other Tax liabilities which would result in a payment under Articles III or IV shall be defended (or prosecuted as a refund action) by Ralcorp or New Ralcorp, depending on which party is responsible for such Tax liability under this Agreement, at its own cost and expense and with counsel and accountants of its own selection. Ralcorp and New Ralcorp agree to cooperate fully in such defense (or prosecution) and provide promptly such executed documents as the other party may require from time to time in order to defend (or prosecute) the tax deficiencies or refund claims which are the subject of Articles III or IV. Neither party shall compromise or settle any deficiency of tax which would result in a payment under Article III or IV without the prior written consent of the other, which consent shall not be unreasonably withheld.

SEC. 2.  PAYMENTS

New Ralcorp agrees to pay to Ralcorp and Ralcorp agrees to pay to New Ralcorp as the case may be, any amounts determined to be for the account of Ralcorp or New Ralcorp as finally determined under Articles III or IV. Such payment shall be made within thirty (30) days after the final adjustment giving rise to such payment. Any interest payment shall be calculated from the





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same date and at the same rate used by the applicable state, local or foreign tax authority in computing the interest payable by it or to it.

ARTICLE VI.  DISPUTE RESOLUTION

For the purposes of this Agreement, all computations or recomputations of federal, state, local or foreign income and franchise tax liability, and all computations or recomputations of any amount or any payment (including, but not limited to, computations of the amount of the tax liability, any loss or credit or deduction, statutory tax rate for a year, interest payments, and adjustments) and all determinations of payments or repayments, or determination of any other nature required to be made pursuant to this Agreement, shall be based on the assumptions and conclusions of the party making the computations. If either New Ralcorp or Ralcorp objects thereto in writing, addressed to the other party, the provisions of Article XII in the Reorganization Agreement between the parties shall be applicable to resolve any issues under this Tax Sharing Agreement.

ARTICLE VII.  MISCELLANEOUS PROVISIONS

SEC. 1. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri and shall be binding on the successors and assigns of the parties hereto.

SEC. 2. ENTIRE AGREEMENT. Unless specified otherwise, this Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written agreements, memoranda, negotiations and oral understandings, if any.

SEC. 3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

SECTION 4. NOTICES. All notices, demands, claims, or other communications under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):





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                 If to Ralcorp, to:

                                  General Mills
                                  P.O. Box 1113
                                  Number One General Mills Blvd.
                                  Minneapolis, MN  55440
                                  Attention:  Ernest M. Harper, Jr.

                          cc:     General Mills
                                  P.O. Box 1113
                                  Number One General Mills Blvd.
                                  Minneapolis, MN  55440
                                  Attention:  Ivy S. Bernhardson


                 If to New Ralcorp, to:

                                  New Ralcorp Holdings, Inc._
                                  800 Market Street, Suite 2900_
                                  St. Louis, Missouri 63101_
                                  Attention:  Robert W. Lockwood_


SEC. 5. COSTS AND EXPENSES. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement.

SEC. 6. TERMINATION AND SURVIVAL. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

SEC. 7. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SEC. 8.  AMENDMENTS; NO WAIVERS.

         (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Ralcorp and New Ralcorp or, in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.





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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


NEW RALCORP HOLDINGS, INC.                BREMNER, INC.


BY /s/ J. R. MICHELETTO                   BY /s/ J. R. MICHELETTO
  ------------------------------------      ------------------------------------
       [NAME]  J. R. MICHELETTO                  [NAME]  J. R. MICHELETTO
       [TITLE] CHIEF EXECUTIVE OFFICER           [TITLE] CHIEF EXECUTIVE OFFICER
               AND PRESIDENT


RALCORP HOLDINGS, INC.                    BEECH-NUT NUTRITION CORPORATION


BY /s/ J. R. MICHELETTO                   BY /s/ J. R. MICHELETTO
  ------------------------------------      ------------------------------------
       [NAME]  J. R. MICHELETTO                  [NAME]  J. R. MICHELETTO
       [TITLE] CHIEF EXECUTIVE OFFICER           [TITLE] CHIEF EXECUTIVE OFFICER
               AND PRESIDENT


BREMNER FINANCE, INC.                     NATIONAL OATS COMPANY


BY /s/ J. R. MICHELETTO                   BY /s/ J. R. MICHELETTO
  ------------------------------------      ------------------------------------
       [NAME]  J. R. MICHELETTO                  [NAME]  J. R. MICHELETTO
       [TITLE] AUTHORIZED SIGNATORY              [TITLE] CHIEF EXECUTIVE OFFICER







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